EXHIBIT 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 9th day of December, 2002, by and between Pharmasset, Inc., a Georgia corporation (the “Company”), and Abel De La Rosa, Ph.D. (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire Employee on a full-time basis, and Employee desires to be so employed by the Company on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	Employment.

1.1 Employee’s title and duties as employee are set forth on Exhibit A attached hereto. Employee shall perform such duties subject to the direction, supervision, and performance review of the Chief Executive Officer and the Board of Directors of Pharmasset, Ltd.

1.2 Employee represents and warrants to the Company that this Agreement does not violate or breach, and Employee’s performance of Employee’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Employee is subject or bound. Employee represents, warrants, covenants and agrees that Employee will not during Employee’s employment by the Company, improperly use or disclose any proprietary information or trade secrets of any other party, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

1.3 Employee represents that Employee has not been debarred or received notice of any action or threat with respect to a debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a). Employee agrees promptly to notify the Company upon receipt of any such notice and further agrees, upon the Company’s request, to provide a separate written certification, on a form provided by the Company, to such effect.

2.	Term of Employment.

2.1 Subject to the terms and provisions set forth below in this Section 2, the term of Employee’s employment will begin on December 9, 2002, and continue through December 8, 2004. This Agreement shall be renewable each year thereafter upon the mutual written consent of the parties hereto.

2.2 Employee’s employment hereunder shall automatically terminate upon the death of Employee.

2.3 The Company may terminate the employment of Employee under this Agreement in the event of Employee’s disability. “Disability” means the inability of Employee to perform those duties and responsibilities which are the essential functions of Employee’s position for a period of 90 consecutive calendar days due to illness, accident or any other physical or mental incapacity.

2.4 The Company may immediately terminate Employee’s employment hereunder for Cause upon notice of termination to Employee with such Cause being specified in such notice. As used herein, “Cause” shall mean (a) Employee’s act or acts amounting to negligence or moral turpitude which are detrimental to the Company; (b) Employee’s fraud or embezzlement of funds or property; (c) Employee’s conviction of, pleading guilty to, or confessing to any felony; (d) Employee’s failure to observe or perform any material covenant, condition, or provision of this Agreement or of the Company’s written policies, and when such failure is capable of remedy, such failure is not remedied within five business days after notice of such failure is given to Employee by the Company; or (e) Employee’s performance of services for any other person or entity.

2.5 Prior to the expiration of the term of employment specified in Section 2.1 above, the Company may terminate Employee’s employment hereunder without Cause by giving written notice thereof to Employee; provided, however, that the Company shall (i) continue to pay compensation to Employee on a quarterly basis for the period remaining under Section 2.1, and (ii) pay to Employee a lump sum equal to one and one half times Employee’s then current salary, plus the amount of employee benefits that would otherwise be payable on Employee’s behalf prior to the expiration of the term of employment hereof.

2.6 After the expiration of the term of employment specified in Section 2.1 above, for a period not to exceed two additional years, the Company may terminate Employee’s employment hereunder without Cause by giving written notice thereof to Employee; provided, however, that the Company shall pay to Employee a lump sum equal to one and one half times Employee’s then current salary, plus the amount of employee benefits that would otherwise be payable on Employee’s behalf prior to the expiration of the term of employment hereof.

2.7 Upon termination of employment, all obligations of the Company under this Agreement shall terminate except with respect to any payment under Section 2.5 and 2.6 hereunder, reimbursement of expenses to which the Employee would have been entitled under this Agreement, and any benefits to which Employee would have been entitled upon termination pursuant to any benefit plan.

3.	Compensation.

3.1 For all services which Employee renders to the Company, Employee shall receive from the Company a monthly base salary (the “Base Salary”) of US$12,916.67 based

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upon full-time employment. The Base Salary will be reviewed by the Company on an annual basis, on or about July of each year.

3.2 In addition to the Base Salary, Employee shall receive from the Company a one-time signing bonus of US$25,000 to be paid upon Employee’s arrival to begin work at Company’s facilities (the “Start Date”) or at such other time within fifteen (15) days of the Start Date as Employee may request, orally or in writing, prior to the Start Date. If Employee’s employment with the Company is terminated for any reason before one year after the Start Date, Employee shall repay such bonus amount to the Company, in full, no later than thirty (30) days after Employee’s date of termination.

3.3 The Company may, at its sole discretion, establish a performance-based incentive or bonus program in which Employee will participate.

4.	Benefits.

4.1 During the term of this Agreement, the Company shall provide Employee with the benefits listed on Exhibit B attached.

4.2 Employee shall be entitled to three weeks of paid vacation during each twelve months of full-time employment and to customarily paid holidays as provided to other employees of the Company generally. Accrued, but unused, vacation in any twelve-month period shall carry forward to subsequent periods of employment. Details regarding vacation, sick, and holiday pay are set forth in and governed by the Company’s employee handbook.

4.3 Employee shall be reimbursed for all reasonable and necessary expenses incurred by Employee in Employee’s performance of Employee’s duties and responsibilities hereunder. Prior to receiving such reimbursement, Employee shall submit documentation and receipts for such expenses in sufficient detail for deduction by the Company as an expense.

5.	Trade Secrets.

5.1 “Trade Secret” means information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, designs, techniques, improvements, drawings, processes, formulae, financial data, business and product development plans, service reports, price lists, product licensing information, computer programs and source codes of the Company.

5.2 Employee covenants and agrees that Employee will treat as confidential and will not use (other than in the performance of Employee’s duties hereunder), or disclose in any manner either during or after the term of Employee’s employment under this Agreement any Trade Secrets. Employee also agrees that Employee will diligently protect all Trade Secrets

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against loss by inadvertent or unauthorized disclosure and will comply with any regulations established by the Company for the purpose of protecting such information.

5.3 All Trade Secrets which shall be disclosed to or which shall come into the possession of Employee, shall be and remain the sole and exclusive property of the Company. Employee agrees that upon the termination of Employee’s employment by the Company, or at any other prior time upon request, Employee will promptly deliver to the Company the originals and all copies of any of the foregoing that are in Employee’s possession, custody, or control, and any other property belonging to the Company, including electronic media, and will delete any Trade Secret files in Employee’s personal computer.

6.	Inventions.

6.1 The terms and provisions of this Section 6 shall apply only to Inventions (as hereinafter defined) which Employee makes, develops, or conceives, either solely or jointly with others, in the course of Employee’s employment by the Company or with the use of the Company’s Trade Secrets, time, material, facilities, employees or advisors.

6.2 Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee’s rights to inventions, improvements, discoveries, processes, formulae, designs, technical information, know-how, data, specifications, Trade Secrets, test results, patents, trademarks, copyrights, computer programs, and other proprietary information relating to the development, production, distribution and licensing of antiviral and anticancer agents, immunomodulators and other treatments of chronic or life-threatening diseases (“Inventions”) which, during the term of Employee’s employment by the Company, Employee makes, develops, or conceives, either solely or jointly with others, in the course of such employment or with the use of the Company’s Trade Secrets, time, material, facilities, employees or advisors. Employee agrees to fully and promptly disclose in writing to the Company any such Inventions as such Inventions from time to time may arise.

6.3 Employee further agrees, without charge to the Company other than reimbursement of Employee’s reasonable out-of-pocket expenses, to execute and deliver all such further documents, including applications for patents and copyrights, and to perform such acts, at any time during or after the term of this Agreement as may be necessary, to obtain patents or copyrights in respect of the Inventions and to vest title to such Inventions in the Company, its successors, assigns, or designees and to carry out the purpose of this Section. Without limiting the generality of the foregoing, Employee further agrees to give all lawful testimony, including without limitation depositions, during or after the term of Employee’s employment, which may be required in connection with any proceedings involving any Trade Secret, patent or patent application so assigned by Employee.

7.	Noncompete.

7.1 “Territory” means Latin America, South America and North America. Employee acknowledges that the scope of such Territory is reasonable and represents the good faith determination by the Company and Employee as to the initial Territory in which the

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Company will be doing business with respect to its chemical compounds, CS-87 (Navuridine), eeFTC, Racivir, D-D4FC (Reverset™), hepatitis lead compounds and related analogs, and other chemical compounds.

7.2 “Competing Business” means any person or entity which engages in a business substantially the same as the Business of the Company. The “Business of the Company” means the development, production, distribution of licensing of antiviral, anticancer, and antibacterial agents, immunomodulators and other treatments of chronic or life-threatening diseases.

7.3 Without the prior written consent of the Company, during the term of Employee’s employment by the Company and for a period of 18 months after termination of such employment for any reason, Employee will not, without the prior written consent of the Company, directly or indirectly, within the Territory, on Employee’s own behalf or in the service or on behalf of others, engage in a Competing Business in which Employee provides services which are the same or substantially similar to Employee’s duties as herein described.

7.4 Should Employee violate any provision of Section 7, the Company may cancel any payments or other obligations that would otherwise be due to Employee under Section 2.5.

8.	Nonsolicitation of Employees and Independent Contractors.

During Employee’s employment by the Company and for a period of 18 months after the termination of such employment for any reason, Employee will not, without the prior consent of the Company, directly or indirectly, on Employee’s own behalf or in the service or on behalf of others solicit, divert or recruit any employee or independent contractor of the Company to leave such employment or engagement, whether or not such employment is pursuant to a written contract by the Company or at will.

9.	Remedies.

9.1 Employee acknowledges and agrees that by virtue of the duties and responsibilities attendant to Employee’s employment by the Company and the special knowledge of the Company’s affairs, business, clients, and operations, that the Company will have as a consequence of such employment irreparable loss and damage if Employee should breach or violate any of the covenants and agreements contained in Sections 5, 6, 7, or 8 hereof. Employee further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of the Company. Employee therefore agrees and consents that in addition to any other remedies available to the Company, the Company shall be entitled to an injunction to prevent a breach or contemplated breach by Employee of any of the covenants or agreements contained in such Sections.

9.2 Nothing contained in this Agreement shall limit, abridge, or modify the rights of the parties under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

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10.	Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

Company:	Pharmasset, Inc.
1860 Montreal Road
Tucker, Georgia 30084, USA

Employee:	Dr. Abel De La Rosa
6580 Ridgefield Drive
Alpharetta, GA 30005, USA

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt request thereof.

11.	Binding Agreement.

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The covenants of Employee contained in Sections 5 and 6 shall be binding upon the heirs and legal representatives of Employee.

12.	Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

13.	Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

14.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the Company’s employment of Employee and may not be changed orally, but only by an

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agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

16.	Governing Law and Dispute Resolution.

This Agreement shall be governed by and interpreted under the laws of the State of Georgia, without giving effect to the principles of conflicts of law of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer and attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to final, binding arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by the Company, one to be appointed by Employee, and one to be appointed by the two arbitrators appointed by Company and Employee. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in a court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding.

17.	Confidentiality.

Employee agrees to maintain the confidentiality of the terms and provisions of this Agreement and not disclose such terms and provisions to any party other than Employee’s spouse or advisors, except as otherwise required by law or directed by the Chairman of the Board, the Executive Director, or the Chief Executive Officer of the Company.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the date set forth.

Pharmasset, Inc.		Abel De La Rosa, Ph.D.
(“Company”)		(“Employee”)

By:	/s/ Raymond F. Schinazi, Ph.D.	/s/ Abel De La Rosa, Ph.D.
Name:	Raymond F. Schinazi, Ph.D.
Title:	Director

Date:	November 25, 2002	Date: November 25, 2002

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EXHIBIT A

Title and Duties of Employee

Title

•	Employee’s title shall be “Senior Vice President, Business and Scientific Development”

Primary Responsibilities

•	Work closely with the Chief Executive Officer, Executive Director, Chief Scientific Officer (CSO), Chief Financial Officer (CFO), and Pharmasset management team on developing and implementing corporate strategy;

•	With assistance from the Company management team, oversee and add value to the day-to-day operations of the Company, including business development activities, human resources, legal issues, general business issues, marketing analyses, financial matters, technology implementation, scientific/laboratory operations, and other functions;

•	Review, provide input, and establish achievable timelines and budgets for the Company’s preclinical and clinical development activities;

•	Work with the CSO, regulatory officer, and project manager to successfully manage Reverset™, Racivir®, and/or HCV preclinical and clinical studies and coordinate data reporting to the FDA;

•	Work closely with regulatory and project managers to ensure that financial and other resources are wisely utilized and deadlines are met;

•	Help identify, negotiate, engage, and maintain new strategic partnerships, scientific collaborations, and investor relationships;

•	Work with the CSO and regulatory officer on filing INDs and NDAs, as well as the commercialization strategy for Pharmasset Ltd.’s compounds;

•	Work with the CFO and Vice President, Business Development in fundraising activities for the company (e.g., private placement or IPO);

•	Work with Executive Director, CSO, and Senior Director, Legal Affairs (or outside counsel) on technology licensing efforts;

•	Assist the Company to advance compounds that are dormant in the pipeline or help “sell/license” underutilized, but potentially valuable technologies;

•	Work with CSO, and other Company scientists on patent filings;

•	Negotiate on behalf of the Company on various business, scientific, and other matters;

•	Travel to meet collaborators/investors and prepare strategic reports;

•	Act as a public relations person for the Company, and represent the Company at local and national events;

•	Invent new technologies for the Company.

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EXHIBIT B

Benefits

The Company offers its employees the following benefits:

•	health insurance;

•	dental insurance;

•	$50,000 life insurance and accidental death & disability insurance;

•	short term disability coverage;

•	voluntary long term disability insurance;

•	401K plan.

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